Exhibit 5(a)

May 29, 2002

Potash Corporation of Saskatchewan, Inc.
Suite 500
122 – 1st Avenue South
Saskatoon, Saskatchewan S7K 7G3
Canada

Ladies and Gentlemen:

     We have acted as special United States counsel for Potash Corporation of Saskatchewan Inc., a corporation organized under the laws of Canada (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offering by the Company of up to US$1,000,000,000 aggregate principal amount of debt securities (the “Debt Securities”). The Debt Securities will be issued pursuant to an indenture (the “Indenture”) to be entered into between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). The Debt Securities are being registered under the registration statement of the Company on Form S-3 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) under the Act.

     We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Indenture has been duly authorized, executed and delivered by the parties thereto and the Debt Securities, in a form established in accordance with Section 2.01 of the form of Indenture filed as an exhibit to the Registration Statement, have been duly authorized by the Company and duly executed and authenticated in accordance with the Indenture and duly delivered to and paid for by the purchasers thereof pursuant to a sale in the manner described in the Registration Statement, the Debt Securities will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to judicial application of foreign governmental actions affecting creditors’ rights.

     We have assumed that the Company and the Trustee have satisfied those legal requirements that are applicable to each of them under any law other than the law of the State of

Potash Corporation of Saskatchewan, Inc., p. 2

New York to the extent necessary to make the Indenture and the Debt Securities enforceable against each of them.

     The foregoing opinion is limited to the law of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By /s/ Craig B. Brod
Craig B. Brod, a Partner